As filed with the Securities and Exchange Commission on December 10, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Auburn National Bancorporation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	63-0885779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 N. Gay Street, Auburn, Alabama	36830
(Address of principal executive offices)	(Zip Code)

AUBURN NATIONAL BANCORPORATION, INC.

2024 EQUITY AND INCENTIVE COMPENSATION PLAN

(Full title of the plan)

David A. Hedges

President and Chief Executive Officer

Auburn National Bancorporation, Inc.

100 N. Gay Street

Auburn, Alabama 36830

(Name and address of agent for service)

(334) 821-9200

(Telephone number, including area code, of agent for service)

With a copy to:

Ralph F. MacDonald, III

MacDonald Partners LLC

995 Dumbarton Court N.W.

Atlanta, GA 30327

(404) 372-6646

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Auburn National Bancorporation, Inc. (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 350,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), that may be issued under the Auburn National Bancorporation, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”); and (ii) such additional shares that may become issuable in accordance with the Plan’s adjustment and anti-dilution provisions.

PART I

Items 1 and 2. Plan Information; Registrant Information And Employee Plan Annual Information

The information specified in Items 1 and 2 of Part I is omitted from this Registration Statement in accordance with Commission Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents or portions of documents containing the information specified in Part I of Form S-8 and such Rule 428 constitute a Section 10(a) prospectus that will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Commission Rule 428(b)(1).

The Company shall provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents or portions of documents incorporated by reference in Item 3 of Part II of this Registration Statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents or portions of documents required to be delivered to employees pursuant to Commission Rule 428(b). Requests for such information should be made to Tamela Seymour, Chief Human Resources Officer, at (334) 821-9200.

PART II

INCORPORATION OF DOCUMENTS BY REFERENCE.

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and deemed to be a part hereof (excluding any documents or portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act):

1.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 14, 2024, as amended by Form 10-K/A Amendment No. 1 filed with the Commission on April 12, 2024 and including the portions of the Definitive Proxy Statement on Schedule 14A filed on April 3, 2024.

2.

The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024 and September 30, 2024 filed with the Commission on May  8, 2024, August  2, 2024 and November 1, 2024, respectively.

3.

The Company’s Current Reports on Form 8-K or Form 8-K/A filed with the Commission on February  14, 2024, March  29, 2024, May  15, 2024, May  16, 2024; August  14, 2024, November  13, 2024 and December 10, 2024.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the SEC, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective filing dates of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein will be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein (or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that corporations organized under the DGCL generally have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The board of directors of Delaware corporation, or an authorized committee of such board is authorized to make such determinations, generally, and consistent with the DGCL, a court may make such determinations.

The Registrant’s Amended and Restated Bylaws provide that the Company shall indemnify its directors and officers elected by its board of directors and may indemnify any other officer, employee of the Corporation as permitted by the DGCL. The Amended and Restated Bylaws state that it is the Registrant’s policy that indemnification of and expense advances to directors and officers of the Corporation shall be made to the fullest extent permitted by law, and, accordingly, in the event of any change in law, by legislation or otherwise, permitting greater indemnification of and/or expense advances to any such person, the provisions of this Article VIII shall be construed to require such greater indemnification and/or expense advances. The Amended and Restated Bylaws shall not be deemed to preclude the indemnification of any person who is not specified in the indemnity provisions, but whom the Corporation has the power to indemnify under the provisions of the DGCL or otherwise. The indemnity provisions continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The indemnity provisions of Section 145 of the DGCL and the Company’s Amended and Restated Bylaws are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant’s Certificate of Incorporation, as permitted by the DGCL, also provides that a director shall not be held personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except this provision shall not eliminate liability of a director for:

(i)	any breach of the director’s duty of loyalty to the corporation or its stockholders,

(ii)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii)	for any unlawful payment or dividend or unlawful stock purchase or redemption under Delaware General Corporation Law, Section 174,

(iv)	any transaction from which the director derived an improper personal benefit

The Registrant currently carries liability insurance for its directors and executive officers for securities matters.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Certificate of Incorporation of Auburn National Bancorporation, Inc. (incorporated by reference from Registrant’s Form 10-Q dated June 30, 2002 (File No. 000-26486))

4.2	Amended and Restated Bylaws of Auburn National Bancorporation, Inc., adopted as of November 13, 2007 (incorporated by reference from Registrant’s Form 10-K dated March 31, 2008 (File No. 000-26486)).

5.1	Opinion of MacDonald Partners LLC, counsel to the Company, as to the validity of the shares to be issued

10.1	Auburn National Bancorporation, Inc. 2024 Equity and Incentive Compensation Plan incorporated by reference to Company’s Current Report on Form 8-K dated December 10, 2024 (File. No. 000-26486)

23.1	Consent of Elliott Davis, LLC

23.3	Consent of MacDonald Partners LLC (included in Exhibit 5.1)

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)

107.1	Filing Fee Table

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn, State of Alabama, on December 10, 2024.

AUBURN NATIONAL BANCORPORATION, INC.
(Registrant)

By:	/S/ DAVID A. HEDGES
David A. Hedges
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints David A. Hedges, W. James Walker, IV and Robert W. Dumas, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below on December 10, 2024:

Signature	Title	Date

/S/ DAVID A. HEDGES David A. Hedges	President and Chief Executive Officer (Principal Executive Officer)	December 10, 2024

/S/ W. JAMES WALKER, IV W. James Walker, IV	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2024

/S/ ROBERT W. DUMAS Robert W. Dumas	Chairman of the Board and Director	December 10, 2024

/S/ C. WAYNE ALDERMAN C. Wayne Alderman	Director	December 10, 2024

/S/ TERRY W. ANDRUS Terry W. Andrus	Director	December 10, 2024

/S/ J. TUTT BARRETT J. Tutt Barrett	Director	December 10, 2024

/S/ LAURA COOPER Laura Cooper	Director	December 10, 2024

/S/ WILLIAM F. HAM, JR. William F. Ham, Jr.	Director	December 10, 2024

/S/ DAVID E. HOUSEL David E. Housel	Director	December 10, 2024

/S/ MICHAEL A. LAWLER Michael A. Lawler	Director	December 10, 2024

/S/ ANNE M. MAY Anne M. May	Director	December 10, 2024

/S/ SANDRA J. SPENCER Sandra J. Spencer	Director	December 10, 2024